                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                     SEACOAST FINANCIAL SERVICES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

              [Seacoast Financial Services Corporation Letterhead]






                                                April 17, 2000


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Seacoast Financial Services Corporation to be held on Thursday, May 18, 2000 at 10:00 a.m., local time, at the Hawthorne Country Club, 970 Tucker Road, North Dartmouth, Massachusetts.

         At the Annual Meeting, you will be asked to consider and vote upon the election of a class of five Directors. The Board of Directors has fixed the close of business on Monday, April 3, 2000 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.

         The officers and directors look forward to greeting you personally at the Annual Meeting. However, whether or not you plan to attend personally and regardless of the number of shares you own, it is important that your shares be represented.

         YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE.

                                      Sincerely,

                                      /s/ Kevin G. Champagne

                                      KEVIN G. CHAMPAGNE
                                      President and Chief Executive Officer

                     SEACOAST FINANCIAL SERVICES CORPORATION
                                  P.O. BOX 2101
                        NEW BEDFORD, MASSACHUSETTS 02740



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 2000

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Seacoast Financial Services Corporation, a Massachusetts bank holding company (the "Company"), will be held at the Hawthorne Country Club, 970 Tucker Road, North Dartmouth, Massachusetts, on Thursday, May 18, 2000, beginning at 10:00 a.m., local time, for the following purposes:

         1.       To elect a class of five Directors of the Company; and

         2. To transact such further business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR DIRECTOR LISTED IN THE ACCOMPANYING PROXY STATEMENT.

         The Board of Directors has fixed the close of business on April 3, 2000 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Accordingly, only stockholders of record on such date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ J. Louis LeBlanc

                                   J. Louis LeBlanc, Clerk


New Bedford, Massachusetts
April 17, 2000

                                    IMPORTANT

         EVEN THOUGH YOU MAY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING AND DESIRE TO WITHDRAW YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO.

                     SEACOAST FINANCIAL SERVICES CORPORATION

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON THURSDAY, MAY 18, 2000

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Seacoast Financial Services Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hawthorne Country Club, 970 Tucker Road, North Dartmouth, Massachusetts, on Thursday, May 18, 2000, beginning at 10:00 a.m., local time, and at any adjournments thereof.

         This Proxy Statement and the accompanying Notice and Proxy are first being mailed to stockholders of the Company on or about April 17, 2000 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on Monday, April 3, 2000 as the record date for the Annual Meeting (the "Record Date"). Only stockholders of record as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. On the Record Date, there were 25,459,036 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), issued, outstanding and entitled to vote at the Annual Meeting and approximately 6,189 holders of record of Common Stock. The holders of the Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted to the Annual Meeting or any adjournments thereof.

         The presence, in person or by proxy, of at least a majority in interest of all Common Stock issued, outstanding and entitled to vote is necessary to constitute a quorum for transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the Common Stock present and voting, in person or by proxy, is required to elect each of the nominees for Director. Any abstentions or broker nonvotes will count as "present" toward formation of a quorum for transaction of business at the Annual Meeting. Assuming the presence of a quorum, abstentions and broker nonvotes will have no effect on the outcome of the election of Directors. Votes will be tabulated by the Company's transfer agent, Registrar and Transfer Company.

         Stockholders of the Company are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given in such proxies, they will be voted FOR the election of the five nominees for Director listed in this Proxy Statement.

         Any properly completed proxy may be revoked at any time before the commencement of voting on any matter at the Annual Meeting or any adjournment thereof by giving written notice of revocation to the Clerk of the Company (791 Purchase Street, New Bedford, Massachusetts 02740), or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

                ANNUAL REPORT TO STOCKHOLDERS; OTHER INFORMATION

         The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999 accompanies this Proxy Statement, but is not incorporated herein and is not to be deemed a part hereof.

         THE ANNUAL REPORT TO STOCKHOLDERS INCLUDES THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (EXCLUDING EXHIBITS). ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST. SUCH REQUESTS SHOULD BE DIRECTED TO SHAREHOLDER RELATIONS, SEACOAST FINANCIAL SERVICES CORPORATION, P.O. BOX 2101, NEW BEDFORD, MASSACHUSETTS 02740.

                                     GENERAL

         Seacoast Financial Services Corporation is the holding company for Compass Bank for Savings (the "Bank").

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of 14 members and is divided into three classes. The first and second classes have five members and the third class has four members. Directors serve for three-year terms with one class of Directors being elected by the Company's stockholders at each annual meeting.

         Pursuant to the Company's By-laws, the Board of Directors acted as a nominating committee for selecting nominees for election as Directors. The Board has nominated David P. Cameron, Howard C. Dyer, Jr., Thornton P. Klaren, Jr., Reale J. Lemieux and Joseph H. Silverstein as Directors for a three-year term. Each of the nominees is currently serving as a Director of the Company.

         Unless authority is withheld, proxies in the accompanying form will be voted FOR the election of the five nominees, to hold office until the 2003 annual meeting of stockholders or special meeting in lieu thereof and until their respective successors are elected and qualified. If the proxy withholds authority to vote for one or more nominees for Director, the stockholder's instructions will be followed.

         The Company has no reason to believe that any of the nominees will not be able to serve. In the event that any nominee is unable to serve at the time of the election, the shares represented by the proxy will be voted for the other nominees and may be voted for a substitute for that nominee.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR LISTED IN THIS PROXY STATEMENT.

INFORMATION REGARDING NOMINEES AND DIRECTORS

         The following table sets forth certain information (as of April 17, 2000) regarding the current Directors and the nominees for Director of the
Company:


                                                                         DIRECTOR           TERM AS DIRECTOR
                        NAME                               AGE            SINCE*               WILL EXPIRE
-----------------------------------------------------  -----------   -----------------   -----------------------
      Manuel G. Camacho                                    74              1979                   2002
**    David P. Cameron                                     74              1976                   2000
      Kevin G. Champagne                                   50              1993                   2002
**    Howard C. Dyer, Jr.                                  71              1963                   2000
      Mary F. Hebditch                                     68              1998                   2002
      Glen F. Johnson                                      75              1972                   2001
**    Thornton P. Klaren, Jr.                              64              1968                   2000
      J. Louis LeBlanc                                     60              1982                   2001
      Frederic D. Legate                                   58              1998                   2001
**    Reale J. Lemieux                                     61              1998                   2000
      A. William Munro                                     66              1986                   2001
      Carl Ribeiro                                         53              1991                   2002
**    Joseph H. Silverstein                                73              1980                   2000
      Gerald H. Silvia                                     65              1990                   2002
-----------------------------------------------------


* Includes service as a trustee of the Bank prior to its reorganization into the mutual holding company form of organization (the "Reorganization") and as a trustee of the Company from the date of Reorganization until the conversion of the Company from a mutual to a stock holding company. All Directors of the Company are also Directors of the Bank.

**   Nominees for Director.

       The principal occupation and business experience during at least the last five years for each Director and nominee is set forth below.

       MANUEL G. CAMACHO is a dentist in private practice in New Bedford, Massachusetts. He is semi-retired.

       DAVID P. CAMERON was President of Morse Cutting Tools in New Bedford, Massachusetts until his retirement in 1982.

       KEVIN G. CHAMPAGNE has served as President and Chief Executive Officer of the Company since its formation in 1994 and as President and Chief Executive Officer of the Bank since 1994. Prior to 1994, Mr. Champagne was Executive Vice President/Retail Banking of the Bank. He joined the Bank's Management Training Program in 1971.

       HOWARD C. DYER, JR. was General Manager, New Bedford Storage Warehouse, New Bedford, Massachusetts, until his retirement in 1996.

       MARY F. HEBDITCH has been a self-employed public accountant and auditor in Sandwich, Massachusetts since 1983. Ms. Hebditch served as a director of Sandwich Co-operative Bank and Sandwich Bancorp, Inc.

prior to the Company's acquisition of Sandwich Bancorp, Inc.

       GLEN F. JOHNSON was a General Manager, Goodyear Tire and Rubber, New Bedford, Massachusetts, until his retirement in 1985.

       THORNTON P. KLAREN, JR. is retired.

       J. LOUIS LEBLANC is an attorney in private practice in New Bedford, Massachusetts. FREDERIC D. LEGATE has been retired since the Company acquired Sandwich Bancorp, Inc. in December

1998. Prior to his retirement, he served as President and Chief Executive Officer of Sandwich Co-operative Bank and of Sandwich Bancorp, Inc., positions he held since 1981 and 1997, respectively.

       REALE J. LEMIEUX has owned and operated Bay Beach, a bed and breakfast establishment in Sandwich, Massachusetts since 1988. Mr. Lemieux served as a director of Sandwich Co-operative Bank and Sandwich Bancorp, Inc. prior to the Company's acquisition of Sandwich Bancorp, Inc.

       A. WILLIAM MUNRO is President of Munro Distributing, Inc., Fall River, Massachusetts.

       CARL RIBEIRO is President, Luzo Foodservice Corp., New Bedford, Massachusetts.

       JOSEPH H. SILVERSTEIN was the President of Silverstein's Family Store, a retail clothing store located in New Bedford, Massachusetts, until his retirement in 1992.

       GERALD H. SILVIA is the owner of Americana Travel, a travel agency located in Fall River, Massachusetts.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

       For the year ended December 31, 1999, the Company's Board of Directors met 10 times and the Bank's Board of Directors met 12 times. Each incumbent Director attended at least 75% of all meetings of the Company's and the Bank's Board and any committees thereof of which he was a member.

       The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Commit tee, but does not have a nominating committee or another committee performing a similar function.

       The Executive Committee, of which Messrs. Champagne, Dyer, Johnson, LeBlanc, Legate, Munro and Silverstein are current members, is the primary operating committee of the Board of Directors and is vested with the authority of the Board in most matters, except those powers which by law may not be delegated. The members of the Executive Committee of the Company are also members of the Executive Committee of the Bank. During 1999, the Executive Committee of the Company met four times and the Executive Committee of the Bank met 12 times.

       The Audit Committee, which is comprised of Messrs. Camacho, Cameron, Klaren, Ribeiro and Silvia, is responsible for recommending the selection of the Company's independent public accountants, overseeing the internal audit function, reviewing the scope of the annual audit of the Company's consolidated financial statements, reviewing the report of the independent public accountants, reviewing the independent public accountants' recommendations to management concerning accounting procedures, internal controls and tax matters, reviewing, reporting on and compliance with certain regulatory requirements, aiding the Board in discharging its responsibility in financial reporting and related matters and reviewing the services and fees of the independent public accountants. The members of the Audit Committee of the Company are also members of the Audit Committee of the Bank. During 1999, the Audit Committee of the Company and of the Bank each met three times.

       The Compensation Committee, of which Messrs. Dyer, LeBlanc, Legate, Ribeiro and Lemieux are current members, reviews and establishes salaries and other compensation of certain officers and employees of the Company. The members of the Compensation Committee of the Company are also members of the Compensation Committee of the Bank. During 1999, the Compensation Committees of the Company and the Bank jointly met five times.

       The Board of Directors of the Company nominates candidates for election as Directors. In accordance with the Company's By-laws, the Board will consider nominees recommended by a stockholder of the Company, provided that the stockholder notifies the Clerk of the Company of the proposed nominee in writing, setting forth certain required information regarding the nominee. Such notification must be made in a timely manner, as set forth in the By-laws. To be timely, such notice must be received by the Company not less than 60 nor more than 150 days prior to the scheduled date of the annual meeting of stockholders, or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, within 10 days of the date notice of the scheduled annual meeting was mailed or the day on which public disclosure of the date of the annual meeting was made. The Board, a designated committee thereof, or the presiding officer may reject any stockholder nomination that is not timely made or does not otherwise satisfy the requirements of the Company's By-laws in any material respect.

COMPENSATION OF DIRECTORS

       During the year ended December 31, 1999, Directors received $500 for each Board meeting that they attended. Directors who do not also serve on the Executive Committee also received an annual retainer of $5,000. Members of the Executive Committee received an annual retainer of $13,000 and $500 for each meeting that they attended during the year. Members of the Audit Committee received $500 for each meeting that they attended during the year (except the Chairman, who received $600).

       During 1999, Directors received bonuses ranging in amount from $2,310 to $7,480 (for an aggregate of $53,020) under the Bank's Incentive Compensation Plan. Effective January 1, 2000, Directors will no longer participate in the Plan.

       Effective January 1, 2000, Board and Committee fees increased as follows. Directors of the Board receive $700 for each Board meeting that they attend. Directors who do not also serve on the Executive Committee also receive an annual retainer of $6,500. Members of the Executive Committee receive an annual retainer of $15,000 and $700 for each meeting that they attend. Members of the Audit Committee, the Compensation Committee, the Compliance Committee and the CRA Committee receive $500 for each meeting that they attend. The Chairman of each of these committees additionally receives an annual retainer of $2,000.

       Unless the Company Board or a committee of the Company meets separately from the Bank Board or a committee of the Bank, all fees, other than those paid to members of the Audit Committee, are paid by the Bank. Directors do not receive additional fees for attendance at Company Board or committee meetings that are held immediately prior to or after a Bank Board or committee meeting. The most senior member of the Board of Directors of the Bank receives an annual retainer of $7,000 ($5,000, effective January 1, 2000) for duties performed in connection with his appointment as a non-operating Vice President of the Company. Mr. Champagne does not receive any fees for service on the Board of Directors of the Company or the Bank or for service on any committees of either Board. Directors may participate in the Company's directors' deferred compensation plan pursuant to which directors may defer any compensation or fees earned from their position as a director of the Company.

       In July 1999, the Company granted options at fair market value ($11.375) to purchase 26,000 shares of Common Stock to Directors Dyer, Johnson, LeBlanc, Legate, Munro and Silverstein and options to purchase 21,000 shares of Common Stock to Directors Camacho, Cameron, Hebditch, Klaren, Lemieux, Ribeiro and Silvia under the Company's 1999 Stock Incentive Plan. In July 1999, the Company also granted at no cost 11,000 shares of restricted stock to Directors Camacho, Cameron, Dyer, Johnson, Klaren, LeBlanc, Munro, Ribeiro, Silverstein and Silvia and 2,500 shares of restricted stock to Directors Hebditch and Lemieux under the Company's 1999 Stock Incentive Plan. The options and restricted stock vest at the rate of 20% per year.

                                   MANAGEMENT

EXECUTIVE OFFICERS

         The names and ages of all executive officers of the Company and the Bank and the principal occupation and business experience during at least the last five years for each are set forth below as of April 17, 2000.

         Each of Messrs. Short, Kelleher, Rigby, Taber, Weiler, Camara and Rice and Ms. Burnham serve as a Vice President of the Company, a position each (except Messrs. Short, Weiler and Rice) has held since the formation of the Company in 1994. Messrs. Short, Rice and Weiler have served as Vice President of the Company since May 1997, October 1998 and July 1999, respectively.

         KEVIN G. CHAMPAGNE. See "Information Regarding Nominees and Directors" above.

         ARTHUR W. SHORT served as Treasurer of the Company since its formation in 1994 until 1997. He currently serves as Executive Vice President of the Bank, a position he has held since 1993, and as Chief Operating Officer of the Bank, a position he has held since 1997. Prior to 1997, Mr. Short served as Treasurer and Chief Financial Officer of the Bank. He joined the Bank in 1981. Mr. Short is 59 years old.

         JOHN D. KELLEHER has served as Executive Vice President of the Bank since 1993 and has headed the Bank's Lending Division since 1984. Mr. Kelleher joined the Bank's Management Training Program in 1971. Mr. Kelleher is 54 years old.

         FRANCIS S. MASCIANICA, JR. has served as Senior Vice
President/Treasurer and Chief Financial Officer of the Bank since 1997 and as Treasurer of the Company since 1997. Mr. Mascianica has held various positions with the Bank since he joined the Bank in 1981. He is 52 years old.

         FRIEND S. WEILER has served as Senior Vice President of the Bank since 1999. Prior to joining the Bank, Mr. Weiler served as Vice President - Commercial Lending for Fleet Bank of Massachusetts. Mr. Weiler is 54 years old.

         CAROLYN A. BURNHAM has served as Senior Vice President and head of the Retail Banking Division of the Bank since 1994. Ms. Burnham has held various positions with the Bank since she joined the Bank in 1966. She is 51 years old.

         WILLIAM D. RIGBY has served as Senior Vice President since 1994 and Manager of the Consumer Lending Department of the Bank since 1985, when he joined the Bank. He is 52 years old.

         CARL W. TABER has served as Senior Vice President since 1993 and head of Mortgage Lending of the Bank since 1984. Mr. Taber joined the Bank's Management Training Program in 1975. He is 46 years old.

         ROBERT J. CAMARA has served as Senior Vice President and Loan Servicing Manager of the Bank since 1997. He joined the Bank in 1987 as Assistant Vice President and Auditor and became Vice President and Loan Servicing Manager in 1990. Mr. Camara is 43 years old.

         JAMES R. RICE has served as Senior Vice President of Marketing of the Bank since December 1998. He joined the Bank in 1997 as Vice President of Marketing. Prior to joining the Bank, Mr. Rice served as a Senior

Marketing Manager for BankBoston from 1995 to 1997 and as Vice President of Marketing for Medford Savings Bank from 1988 to 1995. Mr. Rice is 38 years old.

         All executive officers of the Company and the Bank hold office until the first meeting of the Board of Directors following the annual meeting of stockholders or special meeting in lieu thereof and until their successors are chosen and qualified, unless a shorter term is specified in the vote appointing them. Officers may generally be removed from office by vote of a majority of the full Board of Directors.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table sets forth certain information regarding compensation paid or accrued by the Company and the Bank during the fiscal years ended October 31, 1997 and 1998 and December 31, 1999 with respect to the Chief Executive Officer and the Company's and the Bank's four most highly compensated officers other than the Chief Executive Officer who served as officers at the end of fiscal 1999 and whose annual compensation exceeded $100,000 for fiscal 1999.

                           SUMMARY COMPENSATION TABLE


                                                                                         LONG-TERM
                                                                                     COMPENSATION AWARDS
                                                                                     -------------------
                                                                                   RESTRICTED    SECURITIES
                                   FISCAL             ANNUAL COMPENSATION            STOCK       UNDERLYING    ALL OTHER(4)
                                              ----------------------------------
NAME AND PRINCIPAL POSITION         YEAR         SALARY     BONUS(1)    OTHER(2)    AWARDS(3)   OPTIONS/SARS   COMPENSATION
---------------------------      ----------   ----------- ----------- ----------    ---------   ------------   ------------
Kevin G. Champagne. . . . . . .     1999        $311,201    $99,529               $1,365,000       260,000       $77,339
    President and Chief             1998         263,849     75,601                       --            --        48,506
    Executive Officer of the        1997         225,387     59,801                       --            --         5,794
    Company and the Bank

Arthur W. Short. . . . . . . . . .  1999         163,706     41,042                  455,000        90,000        15,538
    Vice President of the           1998         155,275     34,431                       --            --         7,700
    Company; Executive Vice         1997         143,505     34,750                       --            --         6,912
    President and Chief
    Operating Officer of the Bank

John D. Kelleher. . . . . . . . . . 1999         148,154     36,277                  455,000        90,000        13,886
    Vice President of the           1998         140,686     31,164                       --            --         6,649
    Company; Executive Vice         1997         133,920     31,568                       --            --         6,125
    President/Lending of the
    Bank

Francis S. Mascianica, Jr. . . .    1999         116,884     25,777                  398,125        77,500        11,261
    Treasurer of the  Company;      1998         102,613     19,643                       --            --         4,830
    Senior Vice President/Chief     1997          92,782     19,184                       --            --         3,533
    Financial Officer and
    Treasurer of the Bank

Carolyn A. Burnham. . . . . . .     1999         115,848     26,807                  398,125        77,500        11,165
    Vice President of the           1998         109,577     24,276                       --            --         5,593
    Company; Senior Vice            1997         102,561     24,651                       --            --         4,588
    President/Retail Banking of
    the Bank


--------------------------------
(1) Bonuses are reported for the year they were earned, even if paid in the subsequent year.

(2) Perquisites and other personal benefits paid to each officer included in the Summary Compensation Table in each instance aggregated less than 10% of the total annual salary and bonus set forth in the columns entitled "Salary" and "Bonus" for each officer, and accordingly, are omitted from the table in accordance with the rules of the SEC.

(3) At December 31, 1999, Messrs. Champagne, Short, Kelleher and Mascianica and Ms. Burnham each held an aggregate of 120,000, 40,000, 40,000, 35,000 and 35,000 shares of restricted stock with an aggregate value of

       $1,222,500, $407,500, $407,500, $356,562 and $356,562, respectively.
       Shares of restricted stock vest at the rate of 20% each year over a five-year period, based on continued employment with the Bank. Dividends declared by the Company are payable on all outstanding shares of restricted stock.

(4) For 1999, includes the Bank's matching and automatic contributions under its 401(k) plan of $6,716, $5,468, $5,244, $4,181 and $4,145 for Messrs.
       Champagne, Short, Kelleher and Mascianica and Ms. Burnham, respectively. Also includes premiums paid by the Bank for excess group term life insurance of $773, $2,080, $1,243, $1,243 and $1,235 for Messrs.
       Champagne, Short, Kelleher and Mascianica and Ms. Burnham, respectively. Also includes allocation of shares of Common Stock to employees under the Company's Employee Stock Ownership Plan (the "ESOP"). The dollar value of the Company's ESOP contributions in 1999 for Messrs. Champagne, Short, Kelleher and Mascianica and Ms. Burnham was $7,990, $7,990, $7,399, $5,837 and $5,785. For Mr. Champagne, includes $61,860 contributed to his account under the Bank's executive deferred compensation plan as a supplemental retirement benefit.

         OPTION GRANTS. The following Table sets forth certain information regarding stock options granted during the fiscal year ended December 31, 1999 by the Company to the executive officers named in the Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                      POTENTIAL
                                                  INDIVIDUAL GRANTS                               REALIZABLE VALUE
                            -----------------------------------------------------------
                                                                                                      AT ASSUMED
                             NUMBER OF     PERCENT OF                                              ANNUAL RATES OF
                            SECURITIES    TOTAL OPTIONS                                             STOCK PRICE
                            UNDERLYING     GRANTED TO        EXERCISE                             APPRECIATION FOR
                              OPTIONS     EMPLOYEES IN         PRICE        EXPIRATION             OPTION TERM (2)
                                                                                                  -----------------
NAME                          GRANTED      FISCAL YEAR       ($/SH)(1)          DATE           5%                   10%
----                          -------      -----------       ---------      -----------        ------------------------
Kevin G. Champagne             260,000       27.2%           $11.375         7/1/09           $1,860,040    $4,713,540

Arthur W. Short                 90,000        9.4%            11.375         7/1/09              643,860     1,631,610

John D. Kelleher                90,000        9.4%            11.375         7/1/09              643,860     1,631,610

Francis S. Mascianica, Jr.      77,500        8.1%            11.375         7/1/09              554,435     1,404,998

Carolyn A. Burnham              77,500        8.1%            11.375         7/1/09              554,435     1,404,998


---------------------

(1) Stock options were granted under the Company's 1999 Stock Incentive Plan, at an exercise price not less than the fair market value of the Company's Common Stock on the date of the grant.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimates of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and sale of the shares and the future performance of the Company's Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts shown will be received by the individuals.

         FISCAL YEAR-END OPTION TABLE. At December 31, 1999, Kevin G. Champagne, Arthur W. Short, John D. Kelleher, Francis S. Mascianica, Jr. and Carolyn A. Burnham held 260,000, 90,000, 90,000, 77,500 and 77,500 options, none of which at fiscal year-end were either (i) exercisable or (ii) in-the-money, based on the last sales price of Common Stock ($10.188) on December 31, 1999 as reported by the Nasdaq Stock Market. None of the executive officers named in the Summary Compensation Table exercised any options during the fiscal year ended December 31, 1999.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's Compensation Committee consists of Messrs. Dyer, LeBlanc, Legate, Lemieux and Ribeiro. The Company's compensation policies are designed to pay executives an annual salary that is industry competitive and an annual bonus that is based on the performance of the Company (as compared to its annual business plan). The Committee reviews both components of compensation to ensure salaries remain competitive and bonuses reward performance.

         Salaries for executive officers are based on the duties and responsibilities of the position held by the executive compared with executive officers of other companies in the industry and were reviewed and established in December 1998 for 1999. In setting 1999 compensation levels, the committee reviewed executive officer compensation data contained in the Massachusetts Bankers Association 1998 Banking Compensation Report conducted by W. M. Sheehan & Company Inc. ("Sheehan Survey"), which contained data from over 150 banks in the New England area, and the 1998 Northeast Banking Industry Compensation Survey prepared by William M. Mercer, which included data from over 100 banking organizations located in nine northeastern states. The Chief Executive Officer prepared a performance review, including an assessment of prior-year performance for each executive officer, then communicated this information to the Compensation Committee. Based on this information and its performance review of the Chief Executive Officer, which is based on its assessment of the degree to which the Chief Executive Officer accomplished strategic and financial achievements, the Compensation Committee made recommendations to the Board of Directors, which establishes annual executive salaries for the next year.

         All employees of the Company participate in the Bank's Incentive Compensation Plan ("Bonus Plan"). Payments under the Bonus Plan are contingent on the Bank meeting its strategic and operational objectives for the fiscal year. Bonuses may be awarded for the achievement of the Bank's financial performance goals. Bonus awards are determined by a defined formula; factors considered in this formula include financial performance of the Bank and Bank performance compared to both a return-on-equity and earnings per share basis. The 1999 performance goals for the Bank were a return-on-equity target of approximately 8% to 10% and an earnings per share target of $0.85 to $1.04. Based on the extent to which the Bank achieves those objectives, participants may receive from 0% to 40% of base salary depending on their Bonus Plan group. The Compensation Committee reviews both individual performance and Bank goals annually, however, the Board of Directors has final authority with respect to all bonus awards.

         EQUITY-BASED COMPENSATION. The Compensation Committee believes that stock ownership by Directors and management and stock-based compensation arrangements are beneficial in aligning the Board's and management's interests with the interests of stockholders. Directors and executive officers are eligible to receive stock awards and options under the Company's 1999 Stock Incentive Plan.

         In determining initial awards under the Company's Stock Incentive Plan, the Committee reviewed reports provided by a Company consultant, which outlined allocations to directors and executive officers of more than twelve recently converted financial institutions. The Committee also reviewed summary proxy material from a select peer group of Northeast financial institutions with assets between $600 million and $2 billion.

         In July 1999, the Committee granted to Mr. Champagne stock options totaling 260,000 shares of Common Stock with an exercise price of $11.375, the closing price of the Common Stock the day immediately preceding the grant. These options vest at the rate of 20% per year. Additionally, the Committee granted to Mr. Champagne at no cost a restricted stock award of 120,000 shares of Common Stock which also vest at the rate of 20% per year.

         Executive officers other than Mr. Champagne and Directors also received stock options and restricted stock awards in July 1999 (with the exception of Messrs. Weiler and Legate, who only received stock options), which vest at the rate of 20% per year over a five-year period.

         CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Champagne's salary and bonus are determined by the Compensation Committee substantially in accordance with the policies described above relating to all executives of the Company. In particular, the Compensation Committee considered, among other things, the following performance criteria in determining Mr. Champagne's 1999 base salary:
(1) return-on-assets and return-on- equity of the Company; (2) selection and management of staff; (3) development of regional business relationships; (4) effective management of budgets and asset growth; and (5) development of new opportunities for business expansion. The grant of a cash bonus to Mr. Champagne for fiscal 1999 reflects the Company's achievement of certain performance objectives as specified in the Bonus Plan.

         In December 1998, the Compensation Committee increased Mr. Champagne's salary for fiscal 1999. This salary increase reflected a review of both the Sheehan Survey and the Mercer Survey for chief executive officer salaries in the peer group, the continuing improvement in the performance of the Company and recognition of Mr. Champagne's achievement of certain strategic goals including building an experienced management team, improving asset quality and developing a strategic plan for the Company. The Committee established Mr. Champagne's salary at a level that is comparable to that of other chief executive officers of similarly situated banks.


                                        COMPENSATION COMMITTEE

                                        Howard C. Dyer, Jr., Chairman
                                        J. Louis LeBlanc
                                        Frederic D. Legate
                                        Reale J. Lemieux
                                        Carl Ribeiro


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Dyer, LeBlanc, Legate, Lemieux and Ribeiro served as members of the Compensation Committee during fiscal 1999. No person serving on the Compensation Committee or on the Board of Directors of the Company is an executive officer of another entity for which an executive officer of the Company or the Bank serves on the Board of Directors or on that entity's Compensation Committee.

                                PERFORMANCE GRAPH

         The following graph compares the performance of the Common Stock of the Company (assuming reinvestment of dividends) with the total return for the S&P 500 Index and the SNL Securities $1 billion to $5 billion Thrift Index. The calculation of total cumulative return assumes a $100 investment was made at market close on November 20, 1998, the date of the Company's initial public offering.



                                                                           PERIOD ENDING
                                         -----------------------------------------------------------------------------
INDEX                                    11/20/98   12/31/98      03/31/99       06/30/99     09/30/99        12/31/99
----------------------------------------------------------------------------------------------------------------------
Seacost Financial Services Corp.            100.00      99.39         95.75          110.30       97.38        99.65
S&P 500                                     100.00     105.78        111.05          118.88      111.45       128.04
SNL $1B-$5B Thrift Index                    100.00     100.62         95.13          103.12       93.80        90.10



         There can be no assurance that stock performance will continue into the future with the same or similar trends to those depicted in the graph above. Data for the chart was provided to the Company by SNL Securities and is believed to be reliable, but neither the accuracy nor the completeness of the information is guaranteed by the Company.

401(k) PLAN

         The Bank maintains a Savings Banks Employees Retirement Association 401(k) Plan, which is a qualified, tax-exempt plan. All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate.

         Under the 401(k) Plan, participants are permitted to make salary reduction contributions up to the lesser of 15% of compensation or $10,000 (as indexed annually). All employee contributions and earnings thereon are fully and immediately vested. The 401(k) Plan permits employees to direct the investment of their own accounts into various investment options. The Bank matches 50% of the first 6% of compensation that a participant contributes to the 401(k) Plan. The Plan was amended in November 1999 to include a 3% automatic contribution by the Bank for all eligible participants, based on participants' W-2 compensation. Effective April 1, 2000, the automatic contribution is based on participants' base salary.

         Plan benefits will be paid to each participant in the form of a life annuity (or joint and survivor annuity if married) upon retirement or death unless an alternate form of distribution (lump sum or equal payments over a fixed period) is selected. If a participant terminates employment prior to retirement, his vested benefit will be held by the 401(k) Plan until the participant elects to receive his benefit from the Plan. If a participant (and the participant's spouse, if married) elects to receive benefits after termination of employment prior to normal or early retirement age, benefits will be paid in a lump sum. Normal retirement age under the plan is age 65. Early retirement age is age 59 1/2.

EMPLOYEE STOCK OWNERSHIP PLAN

         The Bank has established an Employee Stock Ownership Plan (the "ESOP"), effective as of January 1, 1998. Employees with at least one year of employment with the Bank and who have attained age 21 are eligible to participate. The ESOP has borrowed funds from the Company to purchase 1,120,000 shares of the Company's stock, which shares serve as collateral for the loan. The loan is repaid principally from the Bank's contributions to the ESOP, over a period of 20 years. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid. Effective December 31, 1998, the Sandwich Cooperative Bank ESOP was merged with the Bank's ESOP, following the merger of Sandwich Co-operative Bank into the Bank on December 4, 1998. An aggregate of 62,719 shares were allocated to ESOP participants during 1999.

         Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of compensation in the year of allocation. Participants in the ESOP receive credit for years of service prior to the effective date of the ESOP. Benefits generally vest at the rate of 20% per year beginning in the second year of service until a participant is 100% vested after six years or upon normal retirement (as such term is defined in the ESOP), disability or death of the participant or a change in control (as such term is defined in the ESOP). A participant who terminates employment for reasons other than death, retirement or disability prior to seven years of credited service forfeits the nonvested portion of his benefits under the ESOP. Benefits are payable in the form of the Company's common stock and cash upon death, retirement, early retirement, disability or separation from service. Benefits payable under the ESOP will depend on a number of factors, including the Bank's contributions to the ESOP and the market value of the Company's common stock. The Bank is required to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account.

         The Bank has established a committee of three officers of the Bank to administer the ESOP, and has appointed its President and Chief Executive Officer to serve as trustee of the ESOP. The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to his fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares and shares held in the suspense account will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

         The Company and the Bank have entered into certain employment agreements (each such agreement, an "Employment Agreement" and, such agreements collectively, the "Employment Agreements") and certain change in control agreements (the "Change in Control Agreements") with Messrs. Champagne, Short, Kelleher and Mascianica and Ms. Burnham (collectively, the "Officers"). The Employment Agreements provide that the Officers will receive certain benefits and a base salary set forth in each Agreement, subject to increases in accordance with the usual practices of the Company and the Bank with respect to review of compensation of their senior executives. The current base salary of each of Messrs. Champagne, Short, Kelleher and Mascianica and Ms. Burnham is $331,762, $171,007, $151,156, $128,883 and $121,848, respectively.

         Mr. Champagne's Employment Agreement has a three-year term and the Employment Agreements of the other Officers have two-year terms. The terms all commenced on November 20, 1998, and each term extends by one day for each day that an Officer remains employed by the Bank or (in the case of Mr. Champagne) by the Bank or the Company until either of the officer or the Bank or (in the case of Mr. Champagne) the Bank or the Company give a notice of non-renewal. Under each of the Employment Agreements, the Company (in the case of Mr. Champagne) and the Bank (in the case of the other Officers) may terminate an Officer's employment at any time for "cause," as such term is defined in such agreements, without incurring any continuing obligations to the Officer. If the Company or the Bank terminates an Officer's employment for any reason other than for cause or if the Officer terminates the Officer's employment for "good reason," as such term is defined in the Employment Agreements, the Company and the Bank will become obligated to provide the Officer: (i) an amount equal to the sum of (a) the Officer's base salary or other compensation earned through the date of termination, (b) the Officer's pro rata share of the Officer's highest annual bonus paid during the three fiscal years preceding such termination and (c) all accrued vacation and deferred compensation; (ii) a lump sum severance benefit equal to three times (in the case of Mr. Champagne) or two times (in the case of the other Officers) the sum of (a) the Officer's annual base salary and (b) the highest annual bonus paid to the Officer in the three fiscal years preceding the termination; (iii) disability and medical benefits specified in the Officer's Employment Agreement for the duration of what otherwise would have been the remaining term of the Employment Agreement (which, as a result of the daily extension of the term of the Agreements, will always be three years for Mr. Champagne and two years for the other Officer); and (iv) a pension adjustment as specified in the Employment Agreement. The Employment Agreements also provide certain retirement, death and disability benefits. Mr. Champagne's Employment Agreement includes a provision reimbursing him, on an after-tax basis, for any "golden parachute" excise taxes.

         The Change in Control Agreements provide that an Officer may receive certain benefits if the Officer's employment is terminated within three years of a "Change in Control" (as such term is defined in the Change in Control Agreements) of either the Company or the Bank. An Officer would receive such termination benefits if the Company or the Bank terminated the Officer's employment for any reason other than death or "cause," as such term is defined in the Employment Agreements, or if the Officer terminated his or her employment following: (i) a significant change in the nature or scope of the Officer's responsibilities, authorities, powers, functions or duties; (ii) a determination by the Officer that, as a result of a Change in Control, the Officer is unable to exercise the responsibilities, authorities, powers, functions or duties exercised by the Officer immediately prior to such Change in Control; (iii) a reduction in the Officer's annual base salary; (iv) a significant relocation of the offices of the Company or the Bank; (v) a failure of either the Company or the Bank to pay any portion of compensation due to the Officer; (vi) the termination of or a material reduction in the Officer's benefits; or (vii) a failure of the Company or the Bank to obtain a satisfactory agreement from any successor to assume and agree to perform the Officer's Change in Control Agreement. The benefits in the case of both Mr. Champagne and the other Officers are: (i) a lump sum severance payment equal to three times the "base amount," as such term is defined in Section 280G(b)(3) of the Code, applicable to the Officer minus $1.00 and (ii) for a period of three years, the Officer's disability and medical benefits existing on the date of the termination. Alternatively, an Officer could elect to receive such termination benefits as the Officer would be entitled to under the Officer's Employment Agreement, but may not receive payments under both agreements. The Company has also entered into Change in Control Agreements with four other officers that are substantially similar to the foregoing, except that the benefit is equal to two (rather than three) times the "base amount" and is payable only if employment terminates within one year after the Change in Control.

         Cash and benefits paid to each Officer under the Change in Control Agreements together with payments under other benefit plans following a change in control of the Company or the Bank may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company or the Bank. The Change in

Control Agreements place limitations on the salary and benefits the Officers can receive so that such payments do not exceed the Section 280G limits. However, such limitations would not apply if an Officer elects to receive payments under his or her Employment Agreement instead of his or her Change in Control Agreement.

PENSION PLAN

         In September 1999, the Board of Directors of the Bank voted to terminate the Bank's Savings Banks Employees Retirement Association Pension Plan, a qualified, tax-exempt defined benefit plan, effective on or about December 31, 1999. In connection with the termination of the Plan, the Bank's Board of Directors also voted to cease the accrual of pension benefits, effective October 31, 1999. Final Plan termination is subject to approval by the Internal Revenue Service.

         As a result of the termination of the Plan, eligible employees will be offered a single sum settlement equal to the value of their benefits under the Plan. In addition, a portion of the surplus of the Plan will be used to enhance benefits of eligible employees. If these eligible employees do not roll over these benefits into other pension vehicles, they will be subject to significant tax penalties. The following are estimated settlements and enhancements for the executive officers of the Bank.


Executive                             Basic Value             Enhancement               Total
---------                             -----------             -----------               -----
Kevin G. Champagne                     $242,641                 $148,698               $391,339
Arthur W. Short                        $459,659                 $271,512               $731,171
John D. Kelleher                       $337,884                 $194,998               $532,882
Francis S. Mascianica, Jr.             $159,142                 $ 59,538               $218,680
Carolyn A. Burnham                     $219,352                 $120,030               $339,382


EXECUTIVE SALARY CONTINUATION AGREEMENTS.

         The Bank has entered into a salary continuation agreement with four of its executive officers: Messrs. Champagne, Short, Kelleher and Mascianica. The agreements provide each officer with a supplemental retirement benefit in an amount equal to 25% of the average of the three highest years of compensation (including salary and bonuses) paid to the officer in the ten years of employment immediately preceding the officer's retirement. The benefit is payable monthly, for a period of 15 years, commencing on the first day of the month next following the officer's retirement. A reduced benefit is payable if the officer retires prior to the age of 65, but after age 55. If the officer dies while employed by the Bank, a monthly benefit will be paid to the officer's beneficiary for a period of 15 years in an amount equal to 25% of the officer's salary on the date of his death. If the officer's employment with the Bank is terminated prior to the age of 55 other than for cause, the officer is entitled to a benefit equal to 5% of the benefit he would have received upon retirement at age 65, multiplied by the number of years of service between the age of 35 and termination of employment. The agreements provide that the Bank may not merge or consolidate into another corporation or sell substantially all of its assets to another corporation unless such corporation agrees to assume and discharge the obligations of the Bank under the agreements. The agreements are funded by life insurance policies, of which the Bank is the owner and beneficiary, held in a "rabbi" trust.

         The Bank has agreed to calculate each year the additional amount that would need to be accrued in order to result in the executive receiving 70% of the average of the three highest years of compensation paid to the officer in the ten years of employment immediately preceding the officer's retirement from a combination of the Bank's defined benefit plan, executive salary continuation agreement, the Bank's contribution to the executive's 401(k) plan, the ESOP, social security and any supplemental funding. This amount, if any, is added to the executive's account under the Bank's deferred compensation plan.

EXECUTIVE DEFERRED COMPENSATION PLAN.

         The Bank has a deferred compensation plan for the benefit of certain of its senior management employees, as designated from time to time by the President of the Bank. At the current time, 21 employees are eligible to participate in the plan. Participants may defer 1% to 15% of their base salary and 1% to 100% of any bonus to which they are entitled. Deferred amounts are credited to each participant's account and are held in a "rabbi" trust. The deferred compensation plan permits employees to direct the investment of their own accounts into various investment options. Distributions to a participant are made upon the earliest of the participant's retirement, death or other termination of employment, in the form requested by the participant in his or her salary reduction deferral election. The plan permits, at the Committee's discretion, withdrawals in the event of a financial hardship caused by an unforeseeable emergency.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of April 3, 2000 regarding each Director of the Company, each executive officer named in the Summary Compensation Table, all Directors and executive officers of the Company as a group and each person known by the Company to own beneficially more than 5% of the Company's common stock.


                                                                  AMOUNT AND NATURE OF                PERCENT OF
                           NAME                                  BENEFICIAL OWNERSHIP(1)               CLASS (2)
------------------------------------------------------  ----------------------------------------  -------------------
Berger LLC                                                              2,101,500(3)                     8.25
    210 University Blvd.
    Suite 900
    Denver, Colorado  80206

Westport Asset Management, Inc.                                         1,622,425(4)                     6.37
   Westport Advisers LLC
   253 Riverside Avenue
   Westport, Connecticut  06880

Perkins, Wolf, McDonnell & Company                                      1,590,000(5)                     6.25
   53 W. Jackson Blvd., Suite 722
   Chicago, Illinois  60604

Carolyn A. Burnham                                                         41,567(6)                      *
Manuel G. Camacho                                                          21,000(7)                      *
David P. Cameron                                                           16,000                         *
Kevin G. Champagne                                                        145,874(8)                      *
Howard C. Dyer, Jr.                                                        16,500                         *
Mary F. Hebditch                                                           34,860(9)                      *
Glen F. Johnson                                                            26,000                         *
John D. Kelleher                                                           55,726(10)                     *
Thornton P. Klaren, Jr.                                                    17,740(11)                     *
J. Louis LeBlanc                                                           23,900(12)                     *
Frederic D. Legate                                                        380,927(13)                    1.50
Reale J. Lemieux                                                           25,731(14)                     *
Francis S. Mascianica, Jr.                                                 42,724(15)                     *
A. William Munro                                                          146,000(16)                     *
Carl Ribeiro                                                               41,000(17)                     *
Arthur W. Short                                                            45,512(18)                     *
Joseph H. Silverstein                                                      21,000                         *
Gerald H. Silvia                                                           22,500(19)                     *
Directors and executive officers as a group                             1,212,413                        4.76
(23 persons)


----------------------------------------------------------

*        Less than 1%

(1) Except as otherwise noted, all persons have sole voting and investment power over their shares.

(2) Calculated based on outstanding shares of Common Stock on April 3, 2000 of 25,459,036.

(3) The Company has been advised by Berger LLC that it has shared voting and dispositive power with respect to the shares shown in the table. Ownership is as of April 10, 2000. Berger LLC serves as investment advisor to the Berger Funds.

(4) The Company has received a copy of a report on Schedule 13G dated February 16, 2000, which states that the Reporting Person has sole voting and dispositive power with respect to 239,425 shares of Common Stock, shared voting power with respect to 1,134,000 shares of Common Stock and shared dispositive power with respect to 1,383,000 shares of Common Stock. The report states that the shares are held of record by clients of Westport Asset Management, Inc., which acts as an investment adviser. Westport Asset Management, Inc. owns 50% of Westport Advisers LLC.

(5) The Company has received a copy of a report on Schedule 13G dated February 9, 2000, which states that the Reporting Person has shared voting and dispositive power with respect to 1,590,000 shares of Common Stock.

(6) Includes 6,000 shares held by 401(k) plan and 567 shares held by the ESOP as to which Ms. Burnham has the power to direct voting.

(7)      Includes 5,000 shares owned by spouse.

(8) Includes 2,700 shares owned by spouse, 8,977 shares held by executive deferred compensation plan, 7,463 shares held by 401(k) plan and 50 shares held as custodian for daughter, 784 shares held by the ESOP as to which Mr. Champagne has the power to direct voting.

(9)      Includes 4,469 shares held in IRA.

(10) Includes 500 shares held as custodian for son, 930 shares held in spouse's IRA and 726 shares held by the ESOP as to which Mr. Kelleher has the power to direct voting.

(11)     Includes 3,800 shares owned by spouse and 240 shares owned by daughter.

(12) Includes 7,400 shares held by IRA, 3,000 shares held by spouse and 1,000 shares held in spouse's IRA.

(13) Includes 31,925 shares owned by spouse, 14,641 shares held in IRA and 4,578 shares held in spouse's IRA.

(14) Includes 3,270 held by IRA, 3,095 held in spouse's IRA and 5,500 held by spouse.

(15) Includes 3,652 shares held by 401(k) plan, 3,500 shares jointly held with family members and 572 shares held by the ESOP as to which Mr. Mascianica has the power to direct voting.

(16) Includes 50,000 shares held by company of which Mr. Munro is the principal owner and 75,000 shares held jointly with his spouse in an IRA.

(17) Includes 6,000 shares held by spouse and 5,000 shares held by company of which Mr. Ribeiro is the principal owner.

(18) Includes 1,083 shares held by 401(k) plan, 3,645 shares held by executive deferred compensation plan and 784 shares held by the ESOP as to which Mr. Short has the power to direct voting.

(19)     Includes 6,200 shares held by spouse.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         During 1999, the Company was subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires the Company's officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company during and with respect to 1999, or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to the Company's and the Bank's officers, Directors and greater-than-10% beneficial owners were complied with during 1999.

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                      CERTAIN TRANSACTIONS WITH MANAGEMENT

         Some of the Directors and executive officers, as well as members of their immediate families and companies, organizations, trusts and other entities with which they are associated are, or during 1999 were, customers of the Bank in the ordinary course of business or had loans outstanding from the Bank during 1999, including loans of $60,000 or more. It is anticipated that such persons and their associates will continue to be customers of and indebted to the Bank in the future. All such loans were made in the ordinary course of business, did not involve more than the normal risk of collectibility or present other unfavorable features and were made on substantially the same terms, including interest rates and collateral, as prevailed at the time for comparable transactions with other persons. The Bank does not make loans to executive officers of the Bank.

                         INFORMATION CONCERNING AUDITORS

         The Board of Directors has selected Arthur Andersen LLP to perform an audit of the Company's consolidated financial statements for the current fiscal year. That firm also served as the auditors for the Company during the past fiscal year. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                                  SOLICITATION

         Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of Common Stock. In addition to the solicitation by mail, solicitations of proxies may be made personally or by telephone by Directors, officers and certain employees of the Company.

                       SUBMISSION OF STOCKHOLDER PROPOSALS
                             FOR 2001 ANNUAL MEETING

         In order to be included in proxy materials for the 2001 annual meeting of stockholders or special meeting in lieu thereof, qualifying stockholder proposals must be delivered to the Company at its principal executive offices on or after December 17, 2000. Any such proposal should be mailed to: Clerk, Seacoast Financial Services Corporation, P.O. Box 2101, New Bedford, Massachusetts 02740. If the date of the next annual meeting is subsequently changed by more than 30 calendar days from the date of this year's Annual Meeting, the Company will, in a timely manner, inform its stockholders of such change and the date by which proposals of stockholders must be received.

         In addition, Section 3 of Article II of the Company's By-laws requires that a stockholder who wishes to propose an item of business for consideration at the annual meeting must provide notice of such item of business to the Company at its principal executive offices not less than 60 days nor more than 150 days before the date for such meeting. For next year's scheduled annual meeting, the deadline for submission of notice is March 17, 2001. Section 3 of
Article III of the By-laws imposes the same deadline on the nomination by a stockholder of a candidate for election to the Board of Directors. Any proposal or nomination submitted after March 17, 2001 will be untimely. The By-laws contain a number of other substantive and procedural requirements which should be reviewed by any interested stockholder. A copy of the Company's By-laws will be provided to any stockholder of the Company at no cost upon written request to the Clerk of the Company.

         At the 2001 annual meeting of stockholders or special meeting in lieu thereof, the persons named as proxies in the Company's proxy for the meeting may vote the proxy in their discretion on any proposal received by the Company after March 2, 2001.

                                  MISCELLANEOUS

         The Board was not aware, a reasonable time before mailing this Proxy Statement to stockholders, of any business that may properly be presented at the Annual Meeting, other than the matters specifically listed in the Notice of Annual Meeting of Stockholders. However, if any further business is properly presented, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with applicable rules.

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REVOCABLE PROXY

Seacoast Financial Services Corporation

PLEASE MARK VOTES
AS IN THIS EXAMPLE
this proxy is solicited on behalf of the board of directors
Annual Meeting of Stockholders

May 18, 2000

The undersigned hereby appoints Kevin G. Champagne and Arthur W. Short and each or either of them, as proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, of the undersigned to vote all shares of stock of Seacoast Financial Services Corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on Thursday, May 18, 2000, and at any and all adjournments thereof, with all powers the undersigned would possess if personally present. The proxies are authorized to vote as indicated hereon upon the matters set forth herein and in their discretion upon all other matters which may properly come before said Meeting. The undersigned hereby acknowledges receipt of a copy of the accompanying Notice and Proxy Statement for the Annual Meeting of Stockholders and hereby revokes any proxy or proxies, if any, heretofore given by him to others for said Meeting.

Please be sure to sign and date
this Proxy in the box below.

Date
Stockholder sign above
Co-holder (if any) sign above

                  With-    For All
         For      hold     Except

1. Election of Directors:

David P. Cameron, Howard C. Dyer, Jr., Thornton P. Klaren, Jr., Reale J. Lemieux and Joseph H. Silverstein

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below. If this proxy is properly executed and returned, the shares represented hereby will be voted. If a choice is specified above by the stockholder with respect to any matter to be acted upon, the shares will be voted upon that matter in accordance with the specification so made. In the absence of any specification, the shares represented by this proxy will be voted for proposal1.

Please sign exactly as your name appears on this card. Joint owners should sign. When signing as attorney, administrator, trustee, guardian or custodian for a minor, please give full title as such. If a corporation, please sign full corporate name and indicate the signer's office. If a partner, sign in partnership name.

Detach above card, sign, date and mail in postage paid envelope provided.

Seacoast Financial Services Corporation


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PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY